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                                                                EXHIBIT (11)

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


                                          Three Months Ended March 31,
                                           1997                  1996
                                     Primary   Diluted    Primary  Diluted
                                     -------   -------    -------  -------

Net Income                           3,294      3,294      3,488    3,488
                                     =====      =====      =====    =====
Average Shares:
   Common                            8,339      8,339      7,499    7,499
   Common equivalents                  283        319        521      532
                                     -----      -----      -----    -----
      Total                          8,622      8,658      8,020    8,031
                                     =====      =====      =====    =====

Earnings per common share             0.38       0.38       0.43     0.43
                                     =====      =====      =====    =====

Common share equivalents assume exercise of stock options and warrants, if dilutive.